Exhibit 99.2

Fresh Vine Wine, Inc. Announces Closing of Initial Public Offering

December 17, 2021

MINNEAPOLIS—Fresh Vine Wine, Inc. (NYSE American: VINE) today announced the closing of its initial public offering of 2,200,000 shares of its common stock at a public offering price of $10.00 per share. Proceeds from the initial public offering were $22.0 million, before deducting underwriting discounts and commissions and other offering expenses. The shares began trading on the NYSE American on December 14, 2021 under the ticker symbol “VINE.”

The Oak Ridge Financial Services Group, Inc. acted as lead book-running manager and as representative for the proposed offering, with Boustead Securities, LLC serving as co-manager.

The securities described above were sold by Fresh Vine Wine, Inc. pursuant to a registration statement, as amended, filed by the Company with the Securities and Exchange Commission (the “SEC”), which was declared effective on December 13, 2021. The offering has been made only by means of a prospectus. A copy of the final prospectus related to the Offering may be obtained from The Oak Ridge Financial Services Group, Inc. at 701 Xenia Avenue South, Suite 100 Golden Valley, MN 55416, by calling Jake Newsom at (763) 923-2278 or by emailing JNewsom@oakridgefinancial.com, or from Boustead Securities, LLC at 6 Venture, Suite 395, Irvine, CA 92618, by calling Brinson Lingenfelter at (949) 375-6879 or by emailing Brinson@boustead1828.com. In addition, a copy of the final prospectus relating to the Offering may be obtained via the SEC's website at www.sec.gov.

About Fresh Vine Wine, Inc.

Fresh Vine Wine, Inc. is a premier producer of low carb, low calorie premium wines in the United States that positions its wines in the “better for you” segment which seeks to appeal to consumers’ emphasis on a healthy lifestyle. Fresh Vine Wine’s varietals currently include its Cabernet Sauvignon, Chardonnay, Pinot Noir, and Rosé.

Contact: freshvinewine@jonesworks.com

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